Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – July 31, 2009

Auburn National Bancorporation Reports Second Quarter Net Earnings

Second Quarter 2009 Results – Compared to Second Quarter 2008:

•	Double-digit growth in average balances for loans and deposits

•	Mortgage lending income drives 60% increase in operating noninterest income

•	Credit quality continues to compare favorably to industry peers

•	Pre-tax charge of $1.8 million due to other-than-temporary impairment

•	Increase in noninterest expense primarily due to special FDIC assessment

•	Maintained strong balance sheet with a tangible common equity ratio of 7.02%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $0.9 million, or $0.25 per share, for the second quarter of 2009, compared to $1.9 million, or $0.51 per share, for the second quarter of 2008.

Excluding the effects of non-operating items such as security gains and other-than-temporary impairment charges, second quarter 2009 operating net earnings were approximately $1.7 million, or $0.45 per share, compared to second quarter 2008 operating net earnings of approximately $1.8 million, or $0.50 per share.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “Despite the negative impacts of the FDIC special assessment and additional securities impairment charges, the Company’s second quarter financial results demonstrate the resilience of our core earnings in this difficult economic environment.”

Net interest income (tax-equivalent) was approximately $4.9 million for the second quarter of 2009, compared to $4.8 million from the second quarter of 2008. Average loans were up to $374.5 million in the second quarter of 2009, an increase of $35.0 million, or 10%, from the second quarter of 2008. Average deposits were up to $611.2 million in the second quarter of 2009, an increase of 16% from the second quarter of 2008.

Mr. Spencer continued, “The Company has experienced significant deposit growth during 2009. We believe these new customer relationships and funding sources are critical to our long term profitability. However, given the current economic environment, it is unlikely that loan demand will keep pace with this growth in new funding. As a result, we expect our net interest margin to continue to feel pressure in 2009.”

Although the Company’s annualized net charge-off ratio increased to 0.63% in the second quarter of 2009 from 0.24% in the second quarter of 2008, the Company’s credit quality continues to compare favorably to industry peers. Nonperforming assets increased slightly on a linked-quarter basis. Nonperforming assets were 1.53% of total loans and foreclosed properties at June 30, 2009, compared to 1.24% at March 31, 2009. The provision for loan losses increased to $700 thousand in the second quarter of 2009 compared with $180 thousand in the second quarter of 2008. The increase in provision for loan losses reflects the credit risk associated with loan portfolio growth and an increase in net charge-offs.

-more-

Reports Second Quarter Net Earnings /page 2

Operating noninterest income (which excludes non-operating items mentioned below) was approximately $2.0 million in the second quarter of 2009, an increase of $0.8 million from the second quarter of 2008. This increase is largely due to an increase in mortgage lending income. Mortgage lending income was approximately $1.3 million in the second quarter of 2009, an increase of approximately $0.9 million from the second quarter of 2008. The Company’s income from mortgage lending typically fluctuates as mortgage interest rates change and is primarily attributable to origination and sale of new mortgage loans.

Total noninterest income, including non-operating items, was $1.3 million in the second quarter of 2009 and 2008, respectively. Non-operating noninterest income in the second quarter of 2009 included a $0.8 million net loss on securities. The net loss on securities was attributable to a pre-tax other-than-temporary impairment charge of $1.8 million, offset by a $1.0 million gain on the sale of securities. $0.8 million of the total other-than-temporary impairment charge recorded in the second quarter of 2009 related to the Company’s remaining investment in trust preferred securities and common stock related to Silverton Financial Services, Inc, the parent company for Silverton Bank, which failed. The additional $1.0 million of impairment recorded in the second quarter of 2009 related to additional credit losses on the Company’s investments in pooled trust preferred securities.

Noninterest expense was approximately $3.9 million in the second quarter of 2009, including the impact of a $0.4 million special FDIC assessment. This assessment was in addition to the increase in the Company’s recurring FDIC insurance premium that began in the first quarter of 2009. The Company continues to be assessed at the FDIC’s lowest rate because of its “well capitalized” status under current regulatory guidelines. Primarily as a result of the FDIC assessments, noninterest expense for the second quarter increased 26% from approximately $3.1 million in the second quarter of 2008. The growth in noninterest expense from the second quarter of 2008 also reflected an increase in salaries and benefits expense. Salaries and benefits expense increased primarily due to commissions paid to our mortgage originators as a result of increased origination volume.

In the second quarter of 2009, the Company paid cash dividends of $0.19 per share. At June 30, 2009, the Company’s regulatory capital was well above the minimum amounts required to be “well capitalized.”

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $801 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In addition, the Bank opened a new full-service branch in Auburn during the first quarter of 2009. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, net interest margin, securities valuations and performance, loan performance, and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this

-more-

Reports Second Quarter Net Earnings /page 3

cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2008, and otherwise in our SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” financial measures provide useful supplemental information, a clearer understanding of the Company’s performance, and better reflect the Company’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP and operating measures. These disclosures should not be considered an alternative to GAAP.

-more-

Reports Second Quarter Net Earnings /page 4

Financial Highlights (unaudited)*

Quarter ended June 30,	Six Months ended June 30,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008
Results of Operations
Net interest income (a)	$4,923	$4,813	$9,807	$9,455
Less: tax-equivalent adjustment	404	341	763	662

Net interest income (GAAP)	4,519	4,472	9,044	8,793
Noninterest income	1,263	1,316	1,174	2,689

Total revenue	5,782	5,788	10,218	11,482
Provision for loan losses	700	180	1,250	240
Noninterest expense	3,924	3,105	7,477	6,254
Income tax expense	226	636	313	1,270

Net earnings	$932	$1,867	$1,178	$3,718

Per share data:
Basic and diluted net earnings:
GAAP	$0.25	$0.51	$0.32	$0.50
Operating (b)	0.45	0.50	0.96	0.50
Cash dividends declared	$0.190	$0.185	$0.380	$0.185
Weighted average shares outstanding:
Basic and diluted	3,644,491	3,680,144	3,645,652	3,681,809
Shares outstanding, at period end	3,644,097	3,677,823	3,644,097	3,681,809
Book value	$14.53	$14.51	$14.53	$15.29
Common stock price:
High	$30.00	$23.71	$30.00	$24.50
Low	21.75	21.50	21.75	19.00
Period-end:	$28.50	$22.10	$28.50	$22.00
To earnings ratio	25.22	x	11.28	x	25.22	x	11.28	x
To book value	196%	152%	196%	152%
Performance ratios:
Return on average equity:
GAAP	6.63%	13.09%	4.12%	13.40%
Operating (b)	11.77%	12.86%	12.24%	13.19%
Return on average assets:
GAAP	0.46%	1.02%	0.30%	1.05%
Operating (b)	0.82%	1.00%	0.88%	1.03%
Dividend payout ratio	76.00%	36.27%	118.75%	36.63%
Asset Quality:
Allowance for loan losses as a % of:
Loans	1.24%	1.17%	1.24%	1.17%
Nonperforming assets	80%	76%	80%	76%
Nonperforming assets as a % of:
Loans and foreclosed properties	1.53%	1.55%	1.53%	1.55%
Total assets	0.72%	0.73%	0.72%	0.73%
Nonaccrual loans as a % of total loans	0.17%	1.43%	0.17%	1.43%
Net charge-offs as a % of average loans	0.63%	0.24%	0.54%	0.18%
Other financial data:
Net interest margin (a)	2.64%	2.85%	2.68%	2.86%
Effective income tax rate	19.52%	25.41%	20.99%	25.51%
Efficiency ratio:
GAAP	67.87%	53.65%	73.17%	55.30%
Operating (b)	56.51%	52.97%	53.94%	52.73%

Selected average balances:
Securities	$353,168	$330,020	$345,843	$324,157
Loans, net of unearned income	374,465	339,430	373,588	334,641
Total assets	803,903	732,899	791,667	711,220
Total deposits	611,224	528,799	596,158	520,121
Long-term debt	120,997	123,378	122,174	119,979
Total stockholders’ equity	56,265	57,062	57,150	55,474
Selected period end balances:
Securities	$349,472	$323,706	$349,472	$323,706
Loans, net of unearned income	373,221	345,308	373,221	345,308
Allowance for loan losses	4,646	4,049	4,646	4,049
Total assets	800,910	731,306	800,910	731,306
Total deposits	616,442	540,492	616,442	540,492
Long-term debt	118,358	123,377	118,358	123,377
Total stockholders’ equity	52,948	53,352	52,948	53,352

*	Certain amounts reported in prior periods have been reclassified to conform to the current-period presentation.
(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures.”
(b)	Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures.”

Reports Second Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended June 30,		Six Months ended June 30,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008
Net earnings, as reported (GAAP)	$932	$1,867	$1,178	$3,718
Non-operating items (net of 37% tax):
Securities losses (gains), net	724	(33)	2,321	(60)

Operating net earnings	$1,656	$1,834	$3,499	$3,658

Noninterest income, as reported (GAAP)	$1,263	$1,316	$1,174	$2,689
Non-operating items:
Securities losses (gains), net	758	(52)	2,881	(95)

Operating noninterest income	$2,021	$1,264	$4,055	$2,594

Total Revenue, as reported (GAAP)	$5,782	$5,788	$10,218	$11,482
Tax-equivalent adjustment	404	341	763	662
Non-operating items:
Securities losses (gains), net	758	(52)	2,881	(95)

Total Operating Revenue (tax-equivalent)	$6,944	$6,077	$13,862	$12,049

Net interest income, as reported (GAAP)	$4,519	$4,472	$9,044	$8,793
Tax-equivalent adjustment	404	341	763	662

Net interest income (tax-equivalent)	$4,923	$4,813	$9,807	$9,455